Exhibit 99.2

Protagonist Reports Positive Top Line Results from Phase 2b Study of Icotrokinra Showing Potential to Transform the Treatment Paradigm for Patients with Ulcerative Colitis

Clinical response rate of 63.5% and clinical remission rate of 30.2% achieved at Week 12 with the highest dose, which continued to improve through Week 28

All three doses met the primary endpoint of clinical response at Week 12, with a favorable safety profile

These results in ulcerative colitis build on strong data recently reported for the plaque psoriasis Phase 3 program

NEWARK, Calif., March 10, 2025 – Protagonist Therapeutics, Inc. (“Protagonist” or the “Company”) today announced positive topline results from ANTHEM-UC, a Phase 2b study of icotrokinra (JNJ-2113), the first investigational targeted oral peptide that selectively blocks the IL-23 receptor, in adults with moderately to severely active ulcerative colitis (UC). The study conducted by Protagonist’s collaboration partner, Johnson & Johnson, met its primary endpoint of clinical responsea in all icotrokinra dose groups evaluated. Additionally, the study demonstrated clinically meaningful differences versus placebo in key secondary endpoints of clinical remissionb, symptomatic remission and endoscopic improvement at Week 12.

Key findings from the ANTHEM-UC study (n=252) are summarized below:

•	All three doses of once daily icotrokinra met the primary endpoint of clinical response at Week 12.

•	A response rate of 63.5% for patients treated with the highest dose of icotrokinra was achieved at Week 12 versus 27.0% for placebo (p<0.001).

•	30.2% of patients treated with the highest dose of icotrokinra demonstrated clinical remission at Week 12 versus 11.1% of patients who received placebo (p<0.01).

•	Clinical remission and response rates continued to improve through Week 28.[i]

Icotrokinra was well tolerated with the proportions of participants reporting one or more adverse events (AEs) being similar between the icotrokinra dose groups and the placebo group.i

“We are thrilled with the impressive results of once daily oral icotrokinra in the ANTHEM Phase 2 ulcerative colitis study, broadening the potential utility of this first-in-class and only-in-class oral IL-23 receptor antagonist from psoriasis to inflammatory bowel diseases,” said Dinesh V. Patel, Ph.D., President and Chief Executive Officer at Protagonist. “This is another example of Protagonist’s oral peptide platform delivering transformative, paradigm shifting outcomes in the hands of a world-leading development partner. Icotrokinra has the potential to transform the treatment landscape in UC through its distinctive profile of efficacy, safety, tolerability, and convenience of a once-daily oral treatment. We eagerly await icotrokinra’s further progression into more advanced clinical studies in ulcerative colitis and Crohn’s disease.”

Comprehensive results from the ANTHEM-UC study are being prepared for presentation at upcoming medical congresses by our partner.

Editor’s notes:

a.	Clinical response is defined as decrease from baseline in the modified Mayo score by greater than or equal to (>=) 30 percent (%) and >=2 points, with either a >=1-point decrease from baseline in the rectal bleeding subscore or a rectal bleeding subscore of 0 or 1.

b.	Clinical remission is defined as a Mayo stool frequency subscore of 0 or 1 and not increased from induction baseline, a Mayo rectal bleeding subscore of 0, and a Mayo endoscopy subscore of 0 or 1 with no friability present on the endoscopy.

About ANTHEM-UC

ANTHEM-UC (NCT06049017) is a Phase 2b multicenter, randomized, placebo-controlled, dose-ranging study to evaluate the efficacy and safety of icotrokinra (JNJ-77242113, JNJ-2113) in patients with moderately to severely active ulcerative colitis who had an inadequate response or intolerance to conventional therapy (e.g., thiopurines or corticosteroids), prior biologics (TNF antagonists or vedolizumab) and/or ozanimod or approved JAK inhibitors. The study is evaluating three once-daily dosages of icotrokinra taken orally.ii

About Ulcerative Colitis

Ulcerative colitis (UC) is a chronic disease of the large intestine, also known as the colon, in which the lining of the colon becomes inflamed and develops tiny open sores, or ulcers, that produce pus and mucus. It is the result of the immune system’s overactive response.  Symptoms vary but may typically include loose and more urgent bowel movements, rectal bleeding or bloody stool, persistent diarrhea, abdominal pain, loss of appetite, weight loss, and fatigue.iii

About Icotrokinra (JNJ-77242113, JNJ-2113)

Investigational icotrokinra is the first targeted oral peptide designed to selectively block the IL-23 receptor,iv which underpins the inflammatory response in moderate-to-severe plaque psoriasis, ulcerative colitis and offers potential in other IL-23-mediated diseases.v,vi Icotrokinra binds to the IL-23 receptor with single-digit picomolar affinity and demonstrated potent, selective inhibition of IL-23 signaling in human T cells.vii The license and collaboration agreement established between Protagonist Therapeutics, Inc. and Janssen Biotech, Inc., a Johnson & Johnson company, in 2017 enabled the companies to work together to discover and develop next-generation compounds that ultimately led to icotrokinra.viii Icotrokinra was jointly discovered and is being developed pursuant to the license and collaboration agreement between Protagonist and Johnson & Johnson. Johnson & Johnson retains exclusive worldwide rights to develop icotrokinra in Phase 2 clinical trials and beyond, and to commercialize compounds derived from the research conducted pursuant to the agreement against a broad range of indications.ix,x,xi

Icotrokinra is being studied in the pivotal Phase 3 ICONIC clinical development program in moderate-to-severe plaque psoriasis and active psoriatic arthritis and the Phase 2b ANTHEM-UC study in moderately to severely active ulcerative colitis.

About Protagonist

Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company. Two novel peptides, icotrokinra and rusfertide, derived from Protagonist's proprietary discovery platform are currently in advanced Phase 3 clinical development, with New Drug Application submissions to the FDA expected in 2025. Icotrokinra (JNJ-2113) is a first-in-class investigational targeted oral peptide that selectively blocks the Interleukin-23 receptor (“IL-23R”) which is licensed to Janssen Biotech, Inc., a Johnson & Johnson company. Following icotrokinra's joint discovery by Protagonist and Johnson & Johnson scientists pursuant to the companies' IL-23R collaboration, Protagonist was primarily responsible for development of icotrokinra through Phase 1, with Johnson & Johnson assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in Phase 3 development for the rare blood disorder polycythemia vera (PV). Rusfertide is being co-developed and will be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement entered into in 2024 under which the Company remains primarily responsible for development through NDA filing. The Company also has a number of pre-clinical stage oral drug discovery programs addressing clinically and commercially validated targets, including the IL-17 oral peptide antagonist PN-881, an oral hepcidin program, and an oral obesity program.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of icotrokinra, and expectations regarding the icotrokinra development program. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Media Contact

Virginia Amann, Founder/CEO

+1 833 500 0061 ext 1
ENTENTE Network of Companies
virginiaamann@ententeinc.com

i Data on file.

ii Clinicaltrials.gov. A Study of JNJ-77242113 in Participants With Moderately to Severely Active Ulcerative Colitis (ANTHEM-UC). Identifier NCT06049017. https://clinicaltrials.gov/study/NCT06049017?term=ANTHEM-UC&rank=1. Accessed March 2025.

iii Crohn’s & Colitis Foundation. What is ulcerative colitis? Available at: https://www.crohnscolitisfoundation.org/what-is-ulcerative-colitis. Accessed March 2025.

iv Bissonnette R, et al. Data presentation. A phase 2, randomized, placebo-controlled, dose-ranging study of oral JNJ-77242113 for the treatment of moderate-to-severe plaque psoriasis: FRONTIER 1. Presented at WCD 2023, July 3-8.

v Razawy W, et al. The role of IL-23 receptor signaling in inflammation-mediated erosive autoimmune arthritis and bone remodeling. Eur J Immunol. 2018 Feb; 48(2): 220–229.

vi Tang C, et al. Interleukin-23: as a drug target for autoimmune inflammatory diseases. Immunology. 2012 Feb; 135(2): 112–124.

vii Pinter A, et al. Data Presentation. JNJ-77242113 Treatment Induces a Strong Systemic Pharmacodynamic Response Versus Placebo in Serum Samples of Patients with Plaque Psoriasis: Results from the Phase 2, FRONTIER 1 Study. Presented at EADV 2023, October 11-14.

viii Johnson & Johnson. Press release. Janssen enters into worldwide exclusive license and collaboration agreement with Protagonist Therapeutics, Inc. for the oral Interlukin-23 receptor antagonist drug candidate for the treatment of Inflammatory Bowel Disease. Available at: https://www.jnj.com/media-center/press-releases/janssen-enters-into-worldwide-exclusive-license-and-collaboration-agreement-with-protagonist-therapeutics-inc-for-the-oral-interlukin-23-receptor-antagonist-drug-candidate-for-the-treatment-of-inflammatory-bowel-disease. Accessed March 2025.

ix Protagonist Therapeutics. Press release. Protagonist Therapeutics announces amendment of agreement with Janssen Biotech for the continued development and commercialization of IL-23 antagonists. Available at: https://www.prnewswire.com/news-releases/protagonist-therapeutics-announces-amendment-of-agreement-with-janssen-biotech-for-the-continued-development-and-commercialization-of-il-23-antagonists-301343621.html. Accessed March 2025.

x Protagonist Therapeutics. Press release. Protagonist Reports positive results from Phase 1 and pre-clinical studies of oral Interleukin-23 receptor antagonist JNJ-2113. Available at: https://www.prnewswire.com/news-releases/protagonist-reports-positive-results-from-phase-1-and-pre-clinical-studies-of-oral-interleukin-23-receptor-antagonist-jnj-2113-301823039.html. Accessed March 2025.

xi Protagonist Therapeutics. Press release. Protagonist Therapeutics announces positive topline results for Phase 2b FRONTIER 1 clinical trial of oral IL-23 receptor antagonist JNJ-2113 (PN-235) in psoriasis. Available at: https://www.prnewswire.com/news-releases/protagonist-therapeutics-announces-positive-topline-results-for-phase-2b-frontier-1-clinical-trial-of-oral-il-23-receptor-antagonist-jnj-2113-pn-235-in-psoriasis-301764181.html. Accessed March 2025.

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